Exhibit (a)(5)(J)

Barrick Gold Corporation Offer to Purchase NovaGold Resources Inc. (All figures expressed in US dollars unless otherwise indicated) 9 August 2006

Important Information CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION Certain information contained or incorporated by reference in this presentation, including any information as to Barrick’s future financial or operating performance, constitutes "forward-looking statements". All statements, other than statements of historical fact, are forward-looking statements. The words "believe", "expect", "anticipate", "contemplate", "target", "plan", "intends", "continue", "budget", "estimate", "may", "will", "schedule" and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Barrick, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the currency markets (such as the Canadian and Australian dollars, South African rand and Papua New Guinea kina versus the U.S. dollar); fluctuations in the spot and forward price of gold or certain other commodities (such as copper, silver, diesel fuel and electricity); changes in U.S. dollar interest rates or gold lease rates that could impact the mark to market value of outstanding derivative instruments and ongoing payments/receipts under interest rate swaps and variable rate debt obligations; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark to market risk); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Chile, Peru, Argentina, South Africa, Tanzania, Russia or Barbados or other countries in which Barrick or NovaGold do or may carry on business in the future; business opportunities that may be presented to, or pursued by, Barrick; Barrick’s ability to successfully integrate acquisitions, including our recent acquisition of Placer Dome; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of obtaining necessary licenses and permits; diminishing quantities or grades of reserves; adverse changes in Barrick’s credit rating; and contests over title to properties, particularly title to undeveloped properties. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). Many of these uncertainties and contingencies can affect Barrick’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Barrick. You are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this presentation are qualified by these cautionary statements. Specific reference is made to Barrick’s most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements. Barrick disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

Important Information ADDITIONAL DISCLOSURE On August 4, 2006, Barrick Gold Corporation filed a tender offer statement related to its tender offer for the outstanding common shares of NovaGold Resources Inc.  Investors and security holders of NovaGold are urged to read the tender offer statement, because it contains important information. Investors and security holders of NovaGold may obtain a free copy of the tender offer statement and other documents filed by Barrick Gold Corporation with the SEC at the SEC’s website at www.sec.gov. The tender offer statement may also be obtained for free from Barrick Gold Corporation on its website or by directing a request to Barrick Gold Corporation’s investor relations department. While the terms “measured”, “indicated” and “inferred” mineral resources are required by Canadian securities regulatory authorities pursuant to National Instrument 43-101, the U.S. Securities and Exchange Commission does not recognize such terms. Canadian standards differ significantly from the requirements of the U.S. Securities and Exchange Commission, and mineral resource information contained herein is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the U.S. Securities and Exchange Commission. U.S. investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. In addition, U.S. investors are cautioned not to assume that any part or all of Barrick's mineral resources constitute or will be converted into reserves. For information on Barrick’s mineral reserves and resources, and for a description of the key assumptions, parameters and methods used in calculating Barrick’s reserves and resources, see Barrick’s most recent Annual Information Form/Form 40-F on file with Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission.

Summary of Barrick Offer for NovaGold Key Terms Price Barrick is offering to purchase all of the issued and outstanding Common Shares of NovaGold at a price of $14.50 in cash per Common Share Expiry The Offer is open for acceptance until September 15, 2006 at 6:00 p.m. (Toronto time) unless extended or withdrawn Key Conditions Minimum tender condition of 50.1% Shareholder Rights Plan waived or made ineffective Regulatory approval Purpose of Offer To acquire all the common shares of NovaGold To consolidate Barrick’s interest in Donlin Creek and to add Galore Creek to Barrick’s unrivalled portfolio of projects Dealer Manager Canada: CIBC World Markets Inc. 416-594-7180 United States: CIBC World Markets Corp. 212-667-7163

NovaGold Resources Inc. NovaGold Snapshot Market Capitalization (Barrick’s bid)1 $1.5 billion Net Cash2 $185 million Earnings2 2006 6-months ending May 31 - Loss of $0.10 per share 2005 Fiscal - Loss of $0.08 per share 2004 Fiscal - Loss of $0.12 per share Assets Major Assets: Donlin Creek (30%)3 and Galore Creek (100%) Other Assets: Nome Operations (100%) and Ambler (51%) 1 Based on fully diluted shares issued and outstanding of 104.2 million and Barrick’s offer price of $14.50 2 Source: NovaGold 2005 Annual Report and 2006 Second Quarter Report. Converted from C$ to US$ based the Bank of Canada noon rate for the period ending date 3 Assumes Barrick has earned a 70% interest in Donlin Creek

Donlin Creek - Facts and Figures Donlin Creek is a large refractory gold deposit in southwest Alaska Approximately 15 million ounces of measured and indicated gold resource Over 13 million ounces of inferred gold resource Mining Venture Agreement between NovaGold and Placer Dome (Barrick) was struck in 2002 Barrick is operator Barrick currently owns 30% of Donlin Creek and will earn 70% ownership by satisfying the following conditions by November 12, 2007
Earn-in Conditions Fund $32 mm of exploration and development expenditures Deliver a feasibility study to NovaGold meeting requirements in the Mining Venture Agreement Obtain the approval of Barrick’s Board of Directors to construct mine Status Completed In progress Comment Exploration budget has been increased from $30 million to $56 million In Barrick’s control Barrick has the gold industry’s best mine development track record Increased drilling from 40,000 to 80,000 meters for 2006 Barrick has committed an experienced team of technical experts In Barrick’s control Intends to present the project to its Board of Directors for approval in due course. Donlin Creek Anchorage
Barrick fully expects to complete the feasibility study within time frames in agreement

Strategic Acquisition of Pioneer Would Facilitate the Development of Galore Creek
Pioneer’s Grace Property is a key component to the timely development of Galore Creek Planned tailings and waste rock facility to be situated on Pioneer’s Grace Claims Only site NovaGold has focused its permitting efforts Pioneer and NovaGold currently entrenched in lengthy litigation Delays in development would have a significant negative effect on project value Alternative sites would likely increase capital and operating costs and extend the permitting process by a number of years Barrick has locked-up approximately 45% of Pioneer’s shares and has an agreed take-over bid with Pioneer with the right to match and a break-fee Proposed Infrastructure Water Storage Waste Rock Storage Pioneer Metals Grace Claims Dam Tailings Area Dam Barrick’s plans for Galore Creek Review all available Galore Creek Information Release updated cost estimates and progress schedule

NovaGold’s Key Assets are in the Development Stage Typically share prices of development stage companies decline and/or stagnate for several years until the projects have been financed, constructed and production is achieved NovaGold’s key projects are at the pre-feasibility stage and therefore in the earlier part of the development phase and have the majority of project risk to mitigate ahead of them Feasibility study risk Permitting risk Financing risk Commodity price changes Development/ construction risk Illustrative Life Cycle of a Mining Project Relative to Share Price
Share Price Confirmed Deposit Becomes Tier 3 Company Discovery Speculation Reality Sets In Production Decision Development Investment Analysis Start Up Becomes Tier 2 Company Production Revaluation Source: Based on the Gold Book - By Pierre Lassonde

Offer Reduces Development Risk for NovaGold Shareholders Comparable development projects of junior producers have experienced significant capital cost overruns and start-up delays of over 3 years from original pre-feasibility estimates Remote projects like Galore Creek and Donlin Creek with large infrastructure requirements are most susceptible to the following risks: Sharp increases in the cost of construction materials (concrete, steel, etc) Labor shortages Foreign exchange rates Financing costs Project start-up dates have been delayed Permitting delays Political opposition Change in project parameters and owners All cash offer represents full and fair value for NovaGold shareholders Eliminates risk of potential time delays, cost over-runs and equity dilution

Implied Offer Value

BARRICK

- The Barrick Offer represents approximately $102/oz of gold resource:
  - Exclusion of inferred resources
  - NovaGold ownership of Donlin Creek (30% vs. 70% ownership)
  - Increase in share capital based on closing of the Coast Mountain transaction
- In its recent public documents (February 2006 Prospectus and Quarterly Reports), NovaGold represents owning 30% of Donlin Creek

Implied Offer Value (Enterprise Value / Resources) ($/oz)


Enterprise Value / Total Resources (US$/oz)
$120
$100
$80
$60
$40
$20
$0
$33
$66
$33
$99
$33
$3
$102
NovaGold[1] Presentation
Excl. Inferred
Use of 30% Donlin Ownership
Adj. For Coast Mountain Acquisition
Aggregate Total

[1] Based on measured, indicated and inferred resources and a 70% ownership of Donlin Creek. NovaGold August 2, 2006 Statement Solicitation/Recommendation Statement Presentation.

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NovaGold Value Relative to Development Companies vs. Mid Tier and Junior Producers NovaGold’s recent presentation includes operating companies which are not comparable Using more applicable comparables and metrics, Barrick’s offer for NovaGold at $14.50 is a significant premium to NovaGold’s peers on a P/NAV basis and TEV / Total Resource basis Companies with projects in similar stages of development vs. those with multiple operating assets
Market Capitalization1 NovaGold $1,245 $1,548 Gammon Lake $1,127 Miramar $833 Northgate $816 Gabriel $512 Minefinders $424 Aurizon $368 Cumberland $260 NovaGold Pre-bid Metallica $258 NovaGold At Offer
Price/NAV2 NovaGold x 1.22x 1.52x Northgate 1.45x Miramar 1.33x Aurizon 1.14x Gammon Lake 1.13x Minefinders 1.02x Metallica 0.96x Gabriel 0.85x Cumberland 0.83x
TEV / Total Resources3 $ oz Aurizon $231 Gammon Lake $227 Miramar $218 NovaGold $77 $102 Northgate $80 Minefinders $70 Coumberland $59 Metallica $49 Gabriel $40
Total Resources3 mm oz NovaGold 12.1 Gabriel 12.1 Northgate 9.5 Gammon Lake 5.2 Minefinders 5.0 Metallic 4.4 Cumberland 4.0 Miramar 3.6 Aurizon 1.7 2P Reserves M&I Resources
1 Market capitalization as of closing August 8, 2006, except for NovaGold. Fully-diluted NovaGold market capitalization shown as of July 21, 2006, the last day prior to the bid by Barrick and adjusted for the acquisition of Coast Mountain. Source: Bloomberg Financial Markets. 2 Independent analyst consensus excludes RBC Capital Markets and Citigroup who are financial advisors and lead equity underwriters to NovaGold. Source: First Call. 3 Includes proven and probable reserves, as well as measured and indicated resources. 30% of Donlin used.

Current NovaGold Bid Relative to Comparable Precedent Transactions The current Offer for NovaGold is in line with TAC multiples for comparable corporate transactions
Total Enterprise Value1 NovaGold (Barrick) $1,230 Getchell Gold (Placer Dome) $1,085 Western Silver (Glamis) $1,006 Virginia Gold (Goldcorp) $401 Bolivar Gold (Gold Fields) $323 Brancote Holdings (Meridian) $300 Sutton Resources (Barrick Gold) $261 Gallery Gold (IAMGold) $205 Riddarhyttan (Agnico-Eagle) $150 Pangea Goldfields (Barrick Gold) $128 Francisco Gold (Glamis) $126
Total Acquisition Cost2 Gallery Gold (IAMGold) $701 NovaGold (Barrick) $517 Bolivar Gold (Gold Fields) $501 Riddarhyttan (Agnico-Eagle) $423 Virginia Gold (Goldcorp) $418 Getchell Gold (Placer Dome) $412 Western Silver (Glamis) $393 Sutton Resources (Barrick Gold) $311 Brancote Holdings (Meridian) $287 Francisco Gold (Glamis) $253 Pangea Goldfields (Barrick Gold) $178 Acquisition Costs Capital Costs Operating Costs Average $388 oz
1 Total enterprise value (TEV) calculated using the fully-diluted market capitalization, plus debt, less cash, plus minority interest. Total enterprise value (TEV) for NovaGold is calculated using the fully-diluted NovaGold market capitalization shown at the bid price of $14.50, adjusted for the acquisition of Coast Mountain, plus debt, less cash, plus minority interest. Source: Bloomberg Financial Markets. Total acquisition cost (TAC) calculated as the sum of the operating, capital and acquisition costs per ounce of recoverable gold as per public documents. Excludes NovaGold

Barrick's Offer is Attractive Based on NovaGold's Historical Trading Levels

BARRICK

- NovaGold has consistently traded below Barrick's Offer
  - 35% premium to average trading price over last year
  - 24% premium to the 1-day pre-announcement price
  - 23% premium to February 2006 Equity Offering of $11.75
- July 21st, closing price of $11.67 is approx. at the same levels as Feb.06 equity offering
  - No material developments at key projects
  - Share price movements consistent with gold price fluctuations

NovaGold Share Price Performance



Price
Barrick's Offer Price
Equity Offering Price
Gold Price
July 24th Barrick Offer Price = $14.50
February 8th, 2006 Equity Offering Price = $11.75
July 21st Price = $11.67
Price ($)
Gold Price ($/oz)
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$750.00
$700.00
$650.00
$600.00
$550.00
$500.00
$450.00
$400.00
8-Aug-05
21-Sep-05
3-Nov-05
19-Dec-05
3-Feb-06
21-Mar-06
4-May-06
19-Jun-06
2-Aug-06

Source: Bloomberg Financial Markets, Reuters

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Solicitation Dealer Manager Contact Information The Dealer Managers for the Offer are: In Canada CIBC World Markets Inc. 161 Bay Street, BCE Place P. O. Box 500 Toronto, Ontario M5J 2S8 Michael Nessim Telephone: 416-594-7180
In the United States CIBC World Markets Corp. 300 Madison Avenue New York, New York 10017 Jose Zardoya Telephone: 212-667-7163

Barrick Gold Corporation Offer to Purchase NovaGold Resources Inc. (All figures expressed in US dollars unless otherwise indicated) 9 August 2006